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EXHIBIT 99.F.



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) included in or made a part of this registration Statement for the Survivorship Variable Universal Life Segment of C.M. Life Variable Life Separate Account I of C.M. Life Insurance Company.

                                   Arthur Andersen LLP

Hartford, Connecticut
May 22, 1998